Castle Brands Announces Fiscal 2020 First Quarter Results

Continued Growth of Jefferson’s Bourbons and Goslings Stormy Ginger Beer and Substantial Expansion and Extension of Credit Facility

NEW YORK – August 9, 2019 — Castle Brands Inc. (NYSE American: ROX), a developer and international marketer of premium and super-premium drinks brands, today reported financial results for the three months ended June 30, 2019.

Highlights:

●	Sales of Jefferson’s Bourbon were 22,250 cases in the first quarter of fiscal 2020, an increase of 4.8% over the comparable prior-year period and trailing twelve month (TTM) sales of Jefferson’s were 89,500 cases, an increase of 14.1% over the comparable prior period.

●	In the first quarter of fiscal 2020, the Company purchased $2.1 million of aged and new-fill bourbon to support continued rapid growth of Jefferson’s Bourbon. Castle’s bourbon inventory is now approximately 35,000 barrels, which is enough to make over 800,000 cases of Jefferson’s.

●	U.S. sales of Goslings Stormy Ginger Beer were 467,000 cases in the first quarter of fiscal 2020, an increase of 4.9% over the comparable prior-year period and TTM sales of Goslings Stormy Ginger Beer were 1,938,000 cases, an increase of 6.9% over the comparable prior period.

●	In July 2019, the Company announced that it had substantially expanded and extended its Revolving Credit Facility and reduced the weighted average cost of its debt by approximately 350 basis points. The increased credit facility allowed the Company to retire its $20 million 11% Subordinated Notes.

In the first quarter of fiscal 2020, the Company had net sales of $22.6 million, a 2.0% decrease from net sales of $23.1 million in the comparable prior-year period. Net loss attributable to common shareholders was ($0.9) million, or ($0.01) per basic and diluted share, in the first quarter of fiscal 2020, as compared to a loss of ($0.7) million, or ($0.0) per basic and diluted share, in the prior-year period.

EBITDA, as adjusted, for the first quarter of fiscal 2020 was $0.5 million as compared to $1.5 million for the comparable prior-year period.

“The lower revenue in the first quarter was largely the result of the timing of shipments, particularly of Jefferson’s. We expect that strong growth in the balance of fiscal 2020 of key brands, such as Jefferson’s and Goslings Stormy Ginger Beer, will result in overall growth in revenue, gross profit, income from operations and EBITDA, as adjusted,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“The balance sheet recapitalization and expansion of our revolving credit facility with our lender in July was a major turning point for Castle Brands. It recognizes the value of our bourbon inventory, substantially lowers our overall interest expense, and provides significantly increased liquidity and financial flexibility,” Mr. Lampen added.

“As an indication of Jefferson’s growing popularity, our next voyage of Wheated Jefferson’s Ocean Aged at Sea has been fully allocated while still at sea. We will use our aged bourbon reserves to support increased sales of Jefferson’s and its more expensive brand extensions, such as Jefferson’s Ocean Aged at Sea and wine finishes. We also continue to add innovative expressions to drive sales and enhance the Jefferson’s brand. Our goal for fiscal 2020 is to sell 100,000 cases of Jefferson’s, which is one of the top five selling premium small batch bourbons. Moreover, Jefferson’s is the only leading small batch brand to command an average price greater than $50 per bottle and the only leading small batch bourbon not owned by a major spirits company,” said John Glover, Executive Vice President and Chief Operating Officer of Castle Brands.

“The growing popularity of ginger beer cocktails has been an important growth driver for Goslings Stormy Ginger Beer. It is now the best-selling premium ginger beer in America. The continued success of Goslings Stormy Ginger Beer gives us the opportunity to expand the line and add flavor extensions and other mixers, and to expand distribution and placements on retail shelves. Goslings Stormy Ginger Beer is now entering its third year in the mixer section of all of the approximately 4,500 Walmart stores in the United States and is a leader in that section,” Mr. Glover added.

“In addition to continued sales growth and containment of expenses, we expect that three other factors will contribute to improved financial performance in fiscal 2020. First, our new debt structure should result in approximately $1.5 million in interest savings. Second, we expect to begin using our bourbon new-fill, which has matured, and which should substantially reduce our COGS and increase Jefferson’s brand contribution. Third, we expect to benefit from reduced federal excise tax expense by over $1 million because of the recently enacted Craft Beverage Modernization and Tax Reform Act,” stated Alfred J. Small, Senior Vice President and Chief Financial Officer.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to income (loss) from operations or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowances for doubtful accounts and obsolete inventory, stock-based compensation expense, other expense (income), net, income from equity investment in non-consolidated affiliate, foreign exchange loss (gain) and net income attributable to noncontrolling interests is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowance accounts, are due to changes in valuation, such as the effects of changes in foreign exchange, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. A reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted, is presented below.

About Castle Brands

Castle Brands is a developer and international marketer of premium and super-premium brands including: Jefferson’s®, Jefferson’s Presidential SelectTM, Jefferson’s Reserve®, Jefferson’s Ocean Aged at Sea Bourbon®, Jefferson’s Wine Finish Collection and Jefferson’s Wood Experiments, Goslings® Rums, Goslings® Stormy Ginger Beer, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Pallini® Limoncello, Boru® Vodka, Brady’s® Irish Cream, The Arran Malt® Single Malt Scotch Whisky, The Robert Burns Scotch Whisky and Machrie Moor Scotch Whisky Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2019 and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30,
	2019	2018
Sales, net*	$22,635,741	$23,104,388
Cost of sales*	13,794,530	13,844,836

Gross profit	8,841,211	9,259,552

Selling expense	6,259,002	5,821,890
General and administrative expense	2,489,192	2,517,266
Depreciation and amortization	123,238	235,792

(Loss) income from operations	(30,221)	684,604

Other expense, net	(1,192)	(405)
(Loss) income from equity investment in non-consolidated affiliate	(4,840)	34,028
Foreign exchange (loss) gain	(71,324)	44,464
Interest expense, net	(1,207,845)	(1,051,942)

Loss before provision for income taxes	(1,315,422)	(289,251)
Income tax benefit (expense), net	582,019	(18,115)

Net loss	(733,403)	(307,366)
Net income attributable to noncontrolling interests	(137,492)	(383,341)

Net loss attributable to common shareholders	$(870,895)	$(690,707)

Net loss per common share, basic and diluted, attributable to common shareholders	$(0.01)	$(0.00)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	167,577,755	165,520,314

* Sales, net and Cost of sales include excise taxes of $1,364,333 and $1,834,254 for the three months ended June 30, 2019 and 2018, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES

Reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted

(Unaudited)

	Three months ended June 30,
	2019	2018
Net loss attributable to common shareholders	$(870,895)	$(690,707)
Adjustments:
Interest expense, net	1,207,845	1,051,942
Income tax (benefit) expense, net	(582,019)	18,115
Depreciation and amortization	123,238	235,792
EBITDA	(121,831)	615,142
Allowance for doubtful accounts	15,000	14,559
Allowance for obsolete inventory	-	80,000
Stock-based compensation expense	439,270	490,485
Other expense, net	1,192	405
Loss (income) from equity investment in non-consolidated affiliate	4,840	(34,028)
Foreign exchange loss (gain)	71,324	(44,464)
Net income attributable to noncontrolling interests	137,492	383,341
EBITDA, as adjusted	$547,287	$1,505,440

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Investor Relations:

Beth Schreiber

Taglich Brothers

Telephone: (917) 991-6688

Email: bschreiber@taglichbrothers.com